EXHIBIT 12

                                STATEMENT OF COMPUTATION OF OTHER RATIOS
                                                  (Dollars in thousands, except per share data)
For the year ended December 31:               1994        1993        1992        1991        1990
Net income                              $   136,107  $  127,902  $  111,091  $   92,981  $   87,476
Less:  preferred stock dividends                 --          --          --          --        (636)
Net income available to common
  shareholders                              136,107     127,902     111,091      92,981      86,840

Average common equity*                      848,563     768,161     683,830     638,106     580,430
Average total equity*                       848,563     768,161     683,830     638,106     585,997
Average common equity                       845,518     768,161     683,830     638,106     580,430
Average total equity                        845,518     768,161     683,830     638,106     585,997
Average assets                           10,247,217   9,253,633   8,761,913   8,347,108   7,975,849
Fully diluted net income per
  common share*                         $      3.35  $     3.14  $     2.71  $     2.21  $     2.08
Dividends per common share**            $      1.18  $     1.07  $  .90 1/3  $  .78 2/3  $  .72 1/3

Ratios:

Return on average common equity*             16.04%      16.65%      16.25%      14.57%      14.96%
  (net income available to common
  shareholders divided by average
  common equity)

Return on average total equity*              16.04%      16.65%      16.25%      14.57%      14.93%
  (net income divided by average
  total equity)

Return on average assets                      1.33%       1.38%       1.27%       1.11%       1.10%
  (net income divided by
   average assets)

Average total equity to average assets*       8.28%       8.30%       7.80%       7.64%       7.35%

Average total equity to average assets        8.25%       8.30%       7.80%       7.64%       7.35%

Dividend payout ratio                         35.2%       34.1%       33.3%       35.6%       34.8%
  (dividends per common share divided
  by fully diluted net income per
  common share)
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

*1994 excludes effect of unrealized gains/(losses) on securities available-for-sale.

**Per share amounts are shown adjusted for a 3-for-2 stock split paid September 1992.
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